IRONBRIDGE MORTGAGE FUND

FIRST QUARTER 2026 FINANCIAL RESULTS

MANAGEMENT COMMENTARY:

During the first quarter, the Company experienced an increase in loan demand and continued its program of selling whole loans to an third-party institutional investor, complementing its strategy of holding loans on balance sheet. This expansion has enhanced borrower acquisition efficiency, improved loan pricing, optimized capital deployment, and increased profitability. The Company experienced no material impact from tariffs or broader economic slowdown. Borrower performance remained strong, driven by the sale of remodeled homes at attractive prices. Importantly, our borrowers do not rely on home price appreciation for returns; profitability is achieved through disciplined acquisition pricing and value creation via targeted improvements. Given the short-term nature of these projects, execution speed matters more than broader market trends. We continue to observe that experienced borrowers are finding increased opportunity as less experienced participants exit the market. The Company maintained its risk mitigation strategy implemented in 2020: (1) most new loans require prepaid interest; (2) lending remains focused on experienced borrowers (minimum of three completed projects in the past three years); (3) lending is concentrated in non-judicial states, which we view as lower risk; and (4) loans primarily finance lower-risk projects, including simpler scopes of work, existing occupancy permits, and homes priced within liquid market segments. Portfolio risk metrics - including loan-to-value, asset coverage, and interest coverage ratios - remained strong with no material change.

LOAN-TO-VALUE, ASSET COVERAGE & INTEREST COVERAGE

- **Portfolio "After Repair" LTV:** Active loans 64%, paid off loans (actual) 64% vs paid off loans (estimate) 67%.
- **Cumulative "As-Is" LTV:** Bank Borrowings 34%, Class D Equity 40%, Class C Equity 56%, Class B Equity 69%, Class A Equity 74%.
- **Cumulative "As-Is" Asset Coverage:** Bank Borrowings 2.92x, Class D Equity 2.53x, Class C Equity 1.78x, Class B Equity 1.45x, Class A Equity 1.36x.
- **Cumulative Interest and Preferred Return Coverage:** Bank Borrowings 4.3x, Class D Equity 3.8x, Class C Equity 2.7x, Class B Equity 2.0x.

INCOME STATEMENT HIGHLIGHTS

- **Net Income:** $2,333,710 up 6.5% quarter/quarter, up 63.4% year/year.
- **Net Interest Margin:** 9.619%, up 59 basis points quarter/quarter, up 91 basis points year/year.
- **Net Interest Rate Spread:** 5.787%, up 48 basis points quarter/quarter, up 113 basis points year/year.
- **Interest Income:** $4,098,454, down 4.3% quarter/quarter, up 11.3% year/year.
- **Interest Expense:** $974,583, down 16.6% quarter/quarter, down 4.0% year/year.
- **Net Interest Income:** $3,123,871, up 0.3% quarter/quarter, up 17.1% year/year.

BALANCE SHEET HIGHLIGHTS

- **Total Assets:** $141,2 million, up 6.2% quarter/quarter, up 17.1% year/year.
- **Loans Receivable, Net:** $135.6 million, up 5.1% quarter/quarter, up 17.0% year/year.
- **Total Equity:** $75.0 million (53.1% of total assets), up 5.7% quarter/quarter, up 10.4% year/year; **Class A Equity:** $8.8 million (6.2% of total assets); **Class B Equity:** $24.5 million (17.4% of total assets); **Class C Equity:** $31.6 million (22.4% of total assets); **Class D Equity:** $10.1 million (7.1% of total assets).
- **Bank Borrowings, Net:** $65.0 million (46.0% of total assets), up 7.0% quarter/quarter, up 27.8% year/year.

LOANS & ASSET QUALITY

- **Allowance for Loan Losses:** $2,095,305 (1.5% of UPB). $83,630 provision added, and $0 charge offs taken.
- **Delinquent Loans:** 1 new loan became delinquent. 1 Delinquent Loan Paid Off. 0 Delinquent Loan cured. 0 Delinquent loan converted to REO. 4 Delinquent Loans at quarter end.
- **REO Assets:** 0 new REO asset acquired. 0 REO asset sold. Total REO assets $1.8 million (1 property).

Taxable REIT Subsidiary

During the second quarter of 2025, the Company began selling whole loans to a third-party institutional investor, supplementing its existing strategy of holding loans on its balance sheet. This strategic expansion is expected to enhance borrower acquisition efficiency, optimize capital deployment, and generate increased profit.

Historically, the Company was periodically constrained by available capital, having to decline high-quality loan opportunities or suspend borrower marketing efforts - which require significant lead time to ramp up or wind down. With the ability to sell whole loans, the Company can now maintain a fully deployed loan portfolio while offloading excess loan volume to institutional buyers. This should enable uninterrupted marketing operations, ensure a consistent pipeline of new borrowers, and add incremental loan origination income. A more predictable borrower flow also strengthens the Company's pricing power by reducing dependency on repeat borrowers.

Because mortgage REITs are not permitted to engage in programmatic loan sales, the Company established a wholly owned taxable REIT subsidiary ("TRS") to facilitate this new business activity. Whole loans are sold and serviced through the TRS, which pays corporate income taxes on its net earnings and distributes the remaining profits to the Company as special dividends. These distributions are expected to be accretive to earnings.

During the first quarter, the Company's TRS originated seven loans totaling $3,290,575 in unpaid principal balance ("UPB") and sold four loans totaling $1,644,575 in UPB, ending the quarter with four loans held for sale. As of quarter-end, the TRS was servicing eleven loans on behalf of whole loan buyers, with a total UPB of $5,982,075.

Reclassification. During the 2025 audit, the Company reclassified the loan from the Fund to its taxable REIT subsidiary out of "Mortgage loans receivable, net" and into a separate line item, "Loan to subsidiary - TRS," on the balance sheet. This presentation change ensures that "Mortgage loans receivable, net" reflects only loans to third-party borrowers and that loan portfolio metrics are not distorted by inter-company balances. Comparative period figures have been restated to conform to the current period presentation. The reclassification has no effect on total assets, total equity, or net income.

TRS Portfolio Metrics

LOANS ORIGINATED	1Q25	2Q25	3Q25	4Q25	1Q26
Loans Originated, #	4	4	14	7	7
Loans Originated, $	$ 1,513,200	$ 1,392,800	$ 4,528,900	$ 3,192,400	$ 3,290,575
Total Historical Originations, #	4	8	22	29	36
Total Historical Originations, $	$ 1,513,200	$ 2,906,000	$ 7,434,900	$ 10,627,300	$ 13,917,875
LOAN HELD FOR SALE	**1Q25**	**2Q25**	**3Q25**	**4Q25**	**1Q26**
Loans Held for Sale, #	4	0	2	1	4
Loans Held for Sale, $	$ 1,513,200	$ -	$ 820,880	$ 990,000	$ 2,636,000
LOANS SOLD	**1Q25**	**2Q25**	**3Q25**	**4Q25**	**1Q26**
Loans Sold, #	0	8	12	8	4
Loans Sold, $	$ -	$ 2,906,000	$ 3,708,100	$ 3,023,200	$ 1,644,575
Total Historical Loan Sales, #	0	8	20	28	32
Total Historical Loan Sales, $	$ -	$ 2,906,000	$ 6,614,100	$ 9,637,300	$ 11,281,875
LOANS SERVICED	**1Q25**	**2Q25**	**3Q25**	**4Q25**	**1Q26**
Active Loans, #	0	7	15	14	11
Active Loans, $	$ -	$ 2,732,800	$ 5,421,200	$ 5,540,800	$ 5,982,075
Paid Off Loans, #	0	1	5	9	10
Paid Off Loans, $	$ -	$ 172,200	$ 1,840,500	$ 2,082,800	$ 3,839,300

Portfolio Loan-to-Value and Coverage Ratios

Portfolio Loan-to-Value based on "After-Repair" Value. The Company is an asset-based lender, and its underwriting guidelines are heavily weighted toward real estate valuation, liquidity and loan-to-value coverage. In determining real estate collateral value, the Company inspects the properties and evaluates comparable property values in the area using Multiple Listing Service (MLS) data. Based on this information, the Company prepares an estimate of the "after-

repair" value for each property. The Company's "after-repair" value estimates assume that all planned capital improvements to the real estate collateral have been completed and that the Company has disbursed all construction loan funds and represents the Company's estimate of the market value of the collateral after completion of the project based on information about comparable properties available at that time. In more complex transactions or for properties with limited comparable data, the Company may seek a formal valuation report such as an appraisal or broker price opinion. However, appraisals are recognized in the mortgage banking industry to represent estimates of value but should not be relied upon as the only measure of true worth or realizable value. Collateral value is determined solely in the judgment of the Company.

The Company believes that performing in-house real estate valuations provides it with a competitive advantage. By performing hundreds of in-house valuations per year in multiple geographies, the Company can continually refine its appraisal process and analyze real estate market trends within different geographies. This internal valuation analysis enables the Company to make faster and more informed lending decisions, which we believe help mitigate risk while providing borrowers with a higher quality of service. The Company reports to investors on a quarterly basis the results of its valuation methodology testing. These tests compare the actual loan to sale-price for those loans that paid off during a given quarter against the Company's estimated valuation for those same properties at the time the loans were made. This monthly analysis helps the Company to analyze and improve its in-house valuation methodology on an ongoing basis.

The following table sets forth the average loan-to-value for Portfolio Loans at the dates indicated, based on "after-repair" value:

Loan-to-Value Based on "After-Repair" Value

	As of or for the Three Months Ended March 31,		As of or for the Year Ended December 31,	
	2026	2025	2025	2024
Loan to value - active loans, end of period				
Unpaid principal balance	$ 141,130,873	$ 118,654,747	$ 131,700,026	$ 126,111,912
Undisbursed construction loan balance (1)	11,970,435	6,773,058	10,218,785	6,134,391
Estimated "after-repair" value (2)	239,507,000	198,285,000	221,177,000	207,339,000
Estimated "after-repair" loan-to-value (3)	64%	63%	64%	64%
Loan to value - properties sold retail, during period				
Principal balance	$ 47,190,200	$ 45,454,102	$ 171,148,402	$ 161,322,448
Actual sale price	73,449,624	72,671,200	$ 268,303,954	266,638,698
Actual loan-to-sale price (4)	64%	63%	64%	61%
Original "after-repair" loan-to-value estimate	67%	66%	66%	66%
Number of loans	101	86	322	342
Loans refinanced or properties sold wholesale, during period				
Unpaid principal balance	$ 12,534,707	$ 5,031,200	$ 32,313,273	$ 34,307,353
Number of loans	29	20	86	122

(1) Undisbursed construction loan balance is comprised of construction funds that have been approved but not yet disbursed. Once disbursed, the construction funds are added to the unpaid principal balance.
(2) Estimated "after repair" value assumes all undisbursed construction loan balances are fully disbursed and corresponding capital improvements to real estate have been completed. Real estate values are based on the Company's "after-repair" value estimates.
(3) Estimated "after-repair" loan-to-value is calculated by dividing the sum of the unpaid principal balance and the undisbursed construction loan balance by the estimated "after-repair" value. The principal balance of each loan was used to calculate the weighted average.
(4) Actual loan-to-sale price is calculated by dividing the fully funded loan amount by the actual sale price of the real estate collateral. The principal balance of each loan was used to calculate the weighted average. Loans that were refinanced or secured by real estate collateral that was sold wholesale (prior to planned improvements being completed) were excluded from the calculation.

The Company does not charge interest to borrowers on loan proceeds held back for construction until those proceeds are disbursed. Upon disbursement, the incremental loan proceeds are added to the existing unpaid principal balance of the loan. This practice requires the Company to categorize these funds as an undisbursed construction loan balance. The Company's undisbursed construction loan balance as of March 31, 2026 was $12.0 million, compared to $10.2 million as of December 31, 2025. For purposes of calculating the estimated "after-repair" loan-to-value on the active

Portfolio Loans, the Company assumes loan commitments are fully disbursed and associated improvements to the real estate collateral have been completed.

As of the quarter ended March 31, 2026, the estimated weighted average "after-repair" loan-to-value for active Portfolio Loans was 64%. By comparison, the weighted average loan-to-sales price of paid off Portfolio Loans during the quarter ended March 31, 2026 was 64%, compared to our estimated weighted average "after-repair" loan-to-value of 67% for those same properties that sold during the quarter. This suggests that the Manager's valuation methodology for estimating "after-repair" value for those loans that paid off during the quarter was 3 percentage points more conservative than the actual sale prices, on average.

This compares to the year ended December 31, 2025 when the estimated weighted average "after-repair" loan-to-value for active Portfolio Loans was 65%. By comparison, during the year ended December 31, 2025 the weighted average loan-to-sales price of paid off Portfolio Loans was 66%, compared to our estimated weighted average "after-repair" loan-to-value of 66% for those same properties that sold during the year. This suggests that the Manager's valuation methodology for estimating "after-repair" value for those loans that paid off during the year was in line with actual sale prices, on average.

It is important to point out that our "after-repair" loan to value estimates are calculated at the time the loans are made and are based on comparable sold properties available at that time and assume no future price appreciation. If the real estate market appreciates during the life of the loan, our borrowers may sell their properties at higher prices than originally estimated, resulting in a lower loan-to-sales price percentage. Similarly, if real estate prices depreciate during the life of the loan, our borrowers may sell their properties at lower prices than originally estimated, resulting in a higher loan-to-sale price percentage. The Company monitors these trends and adjusts its valuation methodology accordingly.

"As-Is" Loan-to-Value and Asset Coverage Based on Percentage Completion. To provide an estimate of the "as-is" real estate collateral value at end of period, and to account for projects that are in process of construction or redevelopment, the Company uses a straight-line percentage completion method to estimate the "as-is" real estate value. Specifically, the Company estimates the percentage completion of all real estate projects based on the percentage of construction funds disbursed at period end and then multiplies this percentage completion by the total estimated value add (estimated "after-repair" value of real estate minus purchase price) to determine the current value added through capital improvements. The current value added through capital improvements is then added to the original purchase price to calculate the "as-is" value of the real estate collateral at period end. This estimated "as-is" value is then used to analyze the cumulative loan-to-value and real estate asset coverage of each investment program. It is important to note that the "as-is" loan-to-value and asset coverage ratios improve as the percentage completion increases. As a result, the following "as-is" loan-to-value and asset coverage analysis (based on percentage completion) is more conservative than the "after-repair" values and "after-repair" loan-to-values provided above, which assume 100% project completion and associated value added.

The following table provides the cumulative "as-is" loan-to-value and cumulative "as-is" asset coverage ratios for all five tiers of the Company's capital structure at the dates indicated, based on the estimated "as-is" valuation of real estate collateral.

Loan-to-Value and Asset Coverage based on "As-Is" Value	As of the Three Months Ended March 31,		As of or for the Year Ended December 31,	
	2026	2025	2025	2024
Estimated value added through construction improvements				
Estimated "after-repair" value	$ 239,507,000	$ 198,285,000	$ 221,177,000	$ 207,339,000
Real estate purchase price	152,630,172	132,187,757	144,717,279	138,325,411
Total estimated value add	$ 86,876,828	$ 66,097,243	$ 76,459,721	$ 69,013,589
Estimated percentage completion of capital improvements				
Construction loan commitments	$ 20,281,027	$ 14,959,039	$ 17,879,027	$ 17,321,593
Undisbursed construction loan balance	11,970,435	6,773,058	10,218,785	6,134,391
Disbursed construction loan funds	8,310,592	8,185,981	7,660,241	11,187,201
Percentage completion	41%	55%	43%	65%
Real estate value added based on percentage completion	$ 35,599,670	$ 36,170,157	$ 32,759,050	$ 44,572,628
Real estate purchase price	152,630,172	132,187,757	144,717,279	138,325,411
Estimated "as-is" real estate value securing loan portfolio	$ 188,229,842	$ 168,357,914	$ 177,476,329	$ 182,898,039
Book value of rental property	$ -	$ -	$ -	$ -
Book value of real estate owned (REO), held for sale	1,779,229	2,111,192	1,745,103	2,514,438
Estimated "as-is" real estate collateral value securing investment programs	**$ 190,009,071**	**$ 170,469,106**	**$ 179,221,432**	**$ 185,412,477**
Capital structure and investment programs				
Bank Borrowings, Net	$ 65,031,561	$ 50,889,824	$ 60,754,756	$ 58,935,981
Class D Equity	10,067,065	13,087,069	11,176,089	13,491,223
Class D Equity, cumulative	$ 75,098,626	$ 63,976,893	$ 71,930,845	$ 72,427,204
Class C Equity	31,612,622	26,985,938	29,247,874	27,109,476
Class C Equity, cumulative	$ 106,711,248	$ 90,962,830	$ 101,178,719	$ 99,536,680
Class B Equity	24,548,461	22,061,056	22,933,560	20,454,473
Class B Equity, cumulative	$ 131,259,709	$ 113,023,886	$ 124,112,279	$ 119,991,153
Class A Equity	8,755,240	5,762,018	7,579,821	5,254,850
Class A Equity, cumulative	$ 140,014,949	$ 118,785,905	$ 131,692,100	$ 125,246,003
Capital structure loan-to-value based on "as-is" valuation of real estate collateral				
Bank Borrowings	34%	30%	34%	32%
Class D Equity, cumulative	40%	38%	40%	39%
Class C Equity, cumulative	56%	53%	56%	54%
Class B Equity, cumulative	69%	66%	69%	65%
Class A Equity, cumulative	74%	70%	73%	68%
Capital structure asset coverage based on "as-is" valuation of real estate collateral				
Bank Borrowings	2.92 x	3.35 x	2.95 x	3.15 x
Class D Equity, cumulative	2.53 x	2.66 x	2.49 x	2.56 x
Class C Equity, cumulative	1.78 x	1.87 x	1.77 x	1.86 x
Class B Equity, cumulative	1.45 x	1.51 x	1.44 x	1.55 x
Class A Equity, cumulative	1.36 x	1.44 x	1.36 x	1.48 x

As of March 31, 2026, the estimated "after-repair" value of the real estate collateral securing the loan portfolio was $239.5 million, and the real estate purchase price was $152.6 million, resulting in an estimated $86.9 million in total value add to the real estate projects. Total construction loan commitments were $20.3 million and construction funds disbursed were $8.3 million, resulting in an estimated percentage completion of 41%. Multiplying the estimated total value add of $86.9 million by the estimated project completion of 41% equaled an estimated $35.6 million of incremental real estate value added based on percentage completion. Adding $35.6 million of incremental real estate

value added to the real estate purchase price of $152.6 million provided an estimated "as-is" loan portfolio real estate collateral value of $188.2 million. When combined with an estimated $1.8 million of real estate owned assets, the total estimated "as-is" real estate collateral value securing the Company's investment programs was $190.0 million as of March 31, 2026.

Cumulative loan-to-value is the value of the equity investment plus any senior equity or debt divided by the estimated "as-is" real estate collateral value ($190.0 million as of March 31, 2026). As of March 31, 2026:

- The loan-to-value of Bank Borrowings equaled 34% or $65.0 million in Bank Borrowings divided by the estimated "as-is" real estate collateral value of $190.0 million;
- Cumulative loan-to-value of Class D Equity equaled 40% or $75.1 million (the sum of $10.1 million in Class D Equity, plus $65.0 million in Bank Borrowings) divided by the estimated "as-is" real estate collateral value of $190.0 million, and;
- Cumulative loan-to-value of Class C Equity equaled 56% or $106.7 million (the sum of $31.6 million in Class C Equity, plus $10.1 million in Class D Equity, plus $65.0 million in Bank Borrowings) divided by the estimated "as-is" real estate collateral value of $190.0 million;
- Cumulative loan-to-value of Class B Equity equaled 69% or $131.2 million (the sum of $24.5 million in Class B Equity, plus $31.6 million in Class C Equity, plus $10.1 million in Class D Equity, plus $65.0 million in Bank Borrowings) divided by the estimated "as-is" real estate collateral value of $190.0 million, and;
- Cumulative loan-to-value of Class A Equity equaled 74% or $140.0 million (the sum of $8.8 million in Class A Equity, plus $24.6 million in Class B Equity, plus $31.6 million in Class C Equity, plus $10.1 million in Class D Equity, plus $65.0 million in Bank Borrowings) divided by the estimated "as-is" real estate collateral value of $190.0 million.

Loan-to-value for Bank Borrowings increased year-over year, reflecting an increase in Bank Borrowings as a percentage of total assets. Cumulative loan-to-value for all equity classes increased year-over-year, primarily reflecting a lower percentage completion on projects between periods.

Cumulative Asset Coverage is the estimated "as-is" real estate collateral value ($190.0 million as of March 31, 2026) divided by the equity investment plus any senior equity or debt. As of March 31, 2026:

- Bank Borrowings equaled 2.92 times or $190.0 million in estimated "as-is" real estate collateral value divided by $65.0 million in Bank Borrowings;
- Class D Equity equaled 2.53 times or $190.0 million in estimated "as-is" real estate collateral value divided by $75.1 million (the sum of $10.1 million in Class D Equity, plus $65.0 million in Bank Borrowings);
- Class C Equity equaled 1.78 times or $190.0 million in estimated "as-is" real estate collateral value divided by $106.7 million (the sum of $31.6 million in Class C Equity, plus $10.1 million in Class D Equity, plus $65.0 million in Bank Borrowings);
- Class B Equity equaled 1.45 times or $190.0 million in estimated "as-is" real estate collateral value divided by $131.2 million (the sum of $24.5 million in Class B Equity, plus $31.6 million in Class C Equity, plus $10.1 million in Class D Equity, plus $65.0 million in Bank Borrowings), and;
- Class A Equity equaled 1.36 times or $190.0 million in estimated "as-is" real estate collateral value divided by $140.0 million (the sum of $8.8 million in Class A Equity, plus $24.5 million in Class B Equity, plus $31.6 million in Class C Equity, plus $10.1 million in Class D Equity, plus $65.0 million in Bank Borrowings).

Asset coverage for Bank Borrowings decreased year-over-year, primarily reflecting an increase in Bank Borrowings as a percentage of total assets. Cumulative asset coverage for all equity classes decreased year-over year, primarily reflecting a lower percentage completion on projects between periods.

Interest and Preferred Return Coverage. The interest coverage ratio is the ratio of total income to interest expense on Bank Borrowings. The preferred return coverage ratios are the ratios of total income to preferred return expense of each class of equity, plus any senior preferred returns or interest expense. The following table provides information as to the Company's interest and preferred return coverage ratios considering the Company's bank line of credit and three classes of preferred equity for the periods shown.

Interest & Preferred Return Coverage Ratios	For the Three Months Ended March 31,		For the Year Ended December 31,	
	2026	2025	2025	2024
Interest income	$ 4,098,454	$ 3,683,581	$ 16,015,729	$ 14,871,066
Rental property Income	-	-	-	-
Other income	71,149	44,400	281,066	94,968
Total income	4,169,603	3,727,981	16,296,795	14,966,034
Interest coverage / preferred return coverage ratios				
Interest expense – Bank Borrowings (1)	974,583	1,015,515	4,297,438	4,329,181
Preferred return – Class D Equity (2)	126,098	162,722	575,927	801,145
Preferred return – Class C Equity (3)	452,171	395,341	1,672,438	1,653,510
Preferred return – Class B Equity (4)	529,136	480,069	2,043,332	1,931,419
Total interest expense plus preferred return	$ 2,081,988	$ 2,053,648	$ 8,589,136	$ 8,715,256
Interest coverage - Bank Borrowings (1)	4.3 x	3.7 x	3.8 x	3.5 x
Cumulative preferred coverage - Class D Equity (2)	3.8 x	3.2 x	3.3 x	2.9 x
Cumulative preferred coverage - Class C Equity (3)	2.7 x	2.4 x	2.5 x	2.2 x
Cumulative preferred coverage - Class B Equity (4)	2.0 x	1.8 x	1.9 x	1.7 x
Average portfolio leverage, during period	44.1%	45.1%	46.8%	43.3%

(1) Bank Borrowings have a first priority security interest in all of the Company's assets, including Portfolio Loans. Interest coverage equals total income divided by the interest expense related to Bank Borrowings. As of September 30, 2025, interest expense on Bank Borrowings was restated "net" to include both interest and line-of-credit origination fees under GAAP.

(2) Class D Equity has a second priority security interest in all of the Company's assets, including its Portfolio Loans. Cumulative preferred return coverage of Class D Equity equals total income divided by the total preferred return paid to Class D Equity, plus interest paid on Bank Borrowings. Effective December 31, 2022, the Company's 5% senior secured, 30-day demand, promissory notes (the "Senior Notes") were prepaid, and holders of the Senior Notes reinvested the outstanding principal amount into 5% preferred return, participating, Class D Units of equity on January 1, 2023.

(3) Class C Equity has a third priority security interest in all of the Company's assets, including Portfolio Loans. Cumulative preferred return coverage of Class C Equity equals total income divided by the total preferred return paid to Class C Equity and Class D Equity, plus interest expense paid on Bank Borrowings. Effective February 1, 2021, the Company's 6% subordinate secured, six-month maturity, promissory notes (the "Junior Notes") were prepaid, and holders of the Junior Notes reinvested the outstanding principal amount into six percent preferred return, participating, Class C Units of equity.

(4) Class B Equity has a fourth priority security interest in all of the Company's assets, including Portfolio Loans. Cumulative preferred return coverage of Class B Equity equals total income divided by the total preferred return paid to Class B Equity, Class C Equity, and Class D Equity, plus interest expense paid on Bank Borrowings. Effective February 1, 2021, the Company's 10% preferred return, participating, equity offering (the "Equity") was exchanged for nine percent preferred, participating, Class B Units of equity.

During the quarter ended March 31, 2026, the Company generated $4,169,603 in total income available to pay interest expense and equity preferred returns. With average portfolio leverage of 44.1%, the Company paid interest expense of $974,583 related to Bank Borrowings. The Company paid preferred returns of $126,098 related to Class D Equity, $452,171 related to Class C Equity and $529,136 related to Class B Equity. Total income was 4.3 times the amount necessary to pay interest expense related to Bank Borrowings; 3.8 times the amount necessary to pay the interest expense and preferred returns related to Bank Borrowings and Class D Equity combined; 2.7 times the amount necessary to pay the interest expense and preferred returns related to Bank Borrowings, Class D Equity and Class C Equity combined, and; 2.0 times the amount necessary to pay the interest expense or preferred returns related to Bank Borrowings, Class D Equity, Class C Equity and Class B Equity combined.

Interest coverage for Bank Borrowings, and the preferred return coverage for Class D, Class C and Class B Equity, increased year-over-year primarily due to an increase in Portfolio Loan pricing and a decrease in the interest rate paid on average Bank Borrowings.

Income Statement

Net Income. Net income was $2,333,710 for the quarter ended March 31, 2026, an increase of $142,084, or 6.5%, from $2,191,626 in the prior quarter and an increase of $905,345, or 63.4%, from $1,428,365 during the same quarter in the prior year.

The quarter-over-quarter and year-over-year increase in net income was primarily the result of loan portfolio growth between periods, increased net interest rate spread, and loan sales through the Company's taxable REIT subsidiary.

Net Interest Margin and Net Interest Rate Spread. Net interest margin for the quarter ended March 31, 2026 was 9.619% compared to 9.032% and 8.712% for the quarters ended December 31, 2025 and March 31, 2025, respectively. Similarly, the net interest rate spread for the quarter ended March 31, 2026 was 5.787% compared to 5.305% and 4.659% for the quarters ended December 31, 2025 and March 31, 2025, respectively. See table below "Average Balances and Yields" for additional details.

The net interest rate spread and net interest margin increased quarter-over-quarter and year-over-year, reflecting an increase in the yield earned on average interest-earning assets, and a decrease in the cost of Bank Borrowings between periods.

Interest Income. For the quarter ended March 31, 2026, total interest income was $4,098,454 a decrease of $184,786, or 4.3%, from $4,283,240 during the prior quarter, and an increase of $414,873, or 11.3%, from $3,683,581 during the same period in the prior year.

The Company's average interest-earning assets decreased by $5.1 million, or 3.7%, to $131.7 million during the quarter ended March 31, 2026, from an average of $136.8 million during the prior quarter. The yield earned on interest-earning assets increased 20 basis points during the same period to 12.620% from 12.423%.

Average interest-earning assets increased $7.5 million, or 6.0%, year-over-year to $131.7 million during the quarter ended March 31, 2026, from an average of $124.2 million during the same quarter in the prior year. The yield earned on average interest-earning assets increased 59 basis points to 12.620% during the quarter from 12.028% during the same quarter in the prior year.

The decrease in average interest-earning assets quarter-over-quarter was primarily due to the Company prioritizing higher yielding loans over loan portfolio growth. The increase in average interest-earning assets year-over-year was primarily due to increased loan demand and a corresponding increase in loan portfolio size. The increase in yield earned on average interest-earning assets reflects higher pricing on loans.

The average daily balance of cash during the quarter ended March 31, 2026 was $10,947, compared to $13,273 and $11,528 for the quarters ended December 31, 2025 and March 31, 2025, respectively. Interest income earned on those cash balances during that time was immaterial.

The consistently low level of average cash balances reflects efficient cash management provided by the Company's revolving bank line of credit. See "Bank Borrowings" below for additional details.

Interest Expense. Total interest expense included only the Company's bank line of credit ("Bank Borrowings") and decreased $194,548, or 16.6%, to $974,583 for the quarter ended March 31, 2026, from $1,169,131 during the prior quarter, and decreased $40,932, or 4.0%, from $1,015,515 during the same quarter in the prior year. The average cost of interest-bearing liabilities was 6.833% during the quarter ended March 31, 2026, a decrease of 29 basis points from 7.118% during the prior quarter, and a decrease of 54 basis points from 7.369% during the same quarter in the prior year.

The quarter-over-quarter decrease in average interest expense was primarily driven by a 29 basis point decrease in the average interest rate paid on Bank Borrowings between periods, and by a 11.2% decrease in average Bank Borrowings. The year-over-year decrease in average interest expense was primarily attributable to a 54 basis point decrease in the average interest rate paid on Bank Borrowings between periods, which more than offset a 3.5% increase in average Bank Borrowings. The year-over-year increase in average Bank Borrowings was the result of an increase in loan demand and corresponding increase in loan portfolio size.

Net Interest Income. Net interest income for the quarter ended March 31, 2026 was $3,123,871, an increase of $9,762, or 0.3%, from $3,114,109 during the prior quarter, and an increase of $455,805, or 17.1%, from $2,668,066 during the same quarter in the prior year.

The quarter-over-quarter increase was primarily attributable to a 48 basis point increase in the net interest rate spread, which more than offset a 3.7% decrease in average interest-earning assets. The year-over-year increase was primarily attributable to a 113 basis point increase in the net interest rate spread and a 6.0% increase in average interest-earning assets.

Other Income. For the quarter ended March 31, 2026, other income was $71,149, a decrease of $133,111, or 65.2%, from $204,260 during the prior quarter, and an increase of $26,748, or 60.2%, from $44,400 during the same period in the prior year. Other income generally includes dividend income from the Company's taxable REIT subsidiary, late payment fees and default interest related to Non-Performing Loans, income from REO assets, and reversals in the allowance for loan losses used to offset losses on the sale of REO assets. We expect this income to vary between periods driven by the amount of loan sales and Non-Performing Loans, timing of Non-Performing Loan payoffs, collectability of default interest and late fees on Non-Performing Loans, and the profitability of REO asset sales.

The changes in other income quarter-over-quarter and year-over-year were primarily attributable to an increase in loan sales and fluctuations in late payment fees and other collections on non-performing loans.

Non-Interest Expense. For the quarter ended March 31, 2026, non-interest expense was $861,310, a decrease of $265,433, or 23.6%, from $1,126,743 during the prior quarter, and a decrease of $422,791, or 32.9%, from $1,284,101 during the same period in the prior year.

Non-interest expense decreased quarter-over-quarter primarily due to a decrease in provision for loan losses, legal fees, and servicing fees paid to the Manager. Non-interest expense decreased year-over-year primarily due to a decrease in loan servicing fees paid to the manager. During the third quarter of 2025, the Manager reduced the loan servicing fee from 3% to 2%, increasing net profits available for distribution to investors. While the Company's operating agreement permits a servicing fee of up to 3%, the reduction better aligns the fee structure with the Manager's current cost profile and reflects a continued focus on investor returns.

Provision for Loan Losses. Based on our analysis of loan portfolio performance, loan portfolio growth, and potential market risk, the Company recorded a $83,630 provision for loan loss expense during the quarter ended March 31, 2026, a provision of $211,035 for the prior quarter, and a provision of $75,646 for the same quarter in the prior year. The allowance for loan losses was $2,095,305 or 1.5% of total unpaid principal balance (UPB) at March 31, 2026, compared to $2,011,674 or 1.5% of total UPB at December 31, 2025, and as compared to $2,059,149 or 1.7% of total UPB at March 31, 2025. The decrease in provision compared to the prior quarter primarily reflects no charge-offs taken in the current quarter and stable delinquency trends.

There were four delinquent loans as of March 31, 2026 (total UPB $1,522,496) compared to four Delinquent Loans as of December 31, 2025 (total UPB $1,231,397), and three Delinquent Loans at March 31, 2025 (total UPB $974,871). The allowance for loan losses reflects the estimate we believed to be appropriate to cover the probable losses incurred in the loan portfolio at March 31, 2026, December 31, 2025, and March 31, 2025. See "Asset Quality" below for a discussion of Non-Performing Loans and REO assets. The increase in delinquent loan UPB quarter-over-quarter reflects the addition of one new delinquent loan with a higher principal balance than the loan that paid off during the quarter.

It is important to point out that on average Delinquent Loans have previously generated additional profits for the Company through the return of principal, accrued interest and additional late fees and default interest. Therefore, the percentage of Non-Performing Loans are not necessarily correlated to the amount of charge offs expected by the Company.

Franchise Fees and Income Taxes. The Company intends to be treated for US federal income tax purposes as a REIT. A REIT generally is not subject to US federal income tax on the net income that it distributes to shareholders if it meets the applicable REIT distribution requirements and other requirements for REIT qualification under the tax code. Franchise fees for the quarter ended March 31, 2026 totaled $299 as compared to $150 during the prior quarter and $300 during the same quarter in the prior year.

Balance Sheet, Liquidity and Capital Resources

Total assets. As of March 31, 2026, total assets were $141.2 million, an increase of $8.2 million, or 6.2%, from $133.0 million the prior quarter, and an increase of $20.6 million, or 17.1%, from $120.6 million from the prior year.

Total assets were up quarter-over-quarter and year-over-year primarily reflecting increased loan demand and associated loan portfolio growth.

Equity. As of March 31, 2026, December 31, 2025, and March 31, 2025, the Company's equity balance was $75.0 million (53.1% of total assets), $70.9 million (53.3% of total assets), and $67.9 million (56.3% of total assets), respectively. The quarter-over-quarter increase in equity was primarily attributable to member distribution reinvestment and new investor subscriptions during the quarter, partially offset by member distributions paid.

As of March 31, 2026, Class A Equity equaled $8.8 million (6.2% of total assets), Class B Equity equaled $24.5 million (17.4% of total assets), Class C Equity equaled $31.6 million (22.4% of total assets), and Class D Equity equaled $10.1 million (7.1% of total assets).

The Columbia Bank line of credit loan covenants require the Company to maintain a ratio of line-of-credit balance owed to other capital not greater than one to one. The Company's Class Limitation Covenant requires the sum of Class A Equity and Class B Equity to be no less than 20% of total assets. As of March 31, 2026, the Company was in compliance with all covenants.

Bank Borrowings. As of March 31, 2026, December 31, 2025, and March 31, 2025, the net unpaid line of credit balance was $65.0 million (46.1% of total assets), $60.8 million (45.7% of total assets), and $50.9 million (42.2% of total assets), respectively. The quarter-over-quarter increase in the line of credit balance was used to fund new Portfolio Loan originations during the quarter.

For the quarters ending March 31, 2026, December 31, 2025, and March 31, 2025, the average line of credit balance and utilization during these periods was $57.8 million (72.3% utilization), $65.2 million (81.5% utilization), and $55.9 million (69.9% utilization), respectively. The Company aims to maintain line of credit utilization within a range of 50% to 80%., which allows the Company to meet unanticipated loan requests from borrowers or unanticipated withdrawal requests from investors. Similarly, if the Company's Portfolio Loans pay off faster than anticipated or if new loan originations do not match the rate of loan payoffs, the line of credit can be paid down while keeping investor capital fully utilized.

The Company has a revolving line of credit ("Columbia Credit Line") from Columbia Bank, an Oregon state-chartered bank ("Columbia"), which acquired Umpqua Bank, the Company's previous lender in March 2023 but completed rebranding under the Columbia Bank name in September 2025. As of December 31, 2025 and 2024, $80 million was available under the Company's line of credit agreement with Columbia Bank. This revolving line of credit is collateralized by all of the Company's assets, including all of its Portfolio Loans, and is senior in priority Class A Units, Class B, Units, Class C Units and Class D Units. While the line of credit provides leverage and a source of capital to make loans, the primary benefit to the Company is cash management. Because the revolving line of credit allowed the Company to draw on and pay down the line of credit daily, the Company can use the line of credit to efficiently manage the ebbs and flows of Portfolio Loan funding and payoffs while keeping investor capital fully utilized. The revolving line of credit also provides the Company with liquidity to meet investor withdrawal requests.

The Company originally entered into a Business Loan and Security Agreement (Revolving Line of Credit) (the "Columbia Loan Agreement") with Columbia effective May 7, 2021, and in connection therewith issued to Columbia a promissory note (the "COLUMBIA NOTE") for a maximum principal amount of up to $40 million. The conditions precedent to the effectiveness of the Columbia Credit Line were satisfied, and the transactions contemplated thereunder consummated, on May 14, 2021. The Columbia Credit Line refinanced the Company's previous $40 million revolving line of credit from Western Alliance Bank. Effective August 10, 2021, the Columbia Loan Agreement was amended to increase the maximum amount of funds available under the Columbia Credit Line to $50 million. Effective January 28, 2022, the Columbia Loan Agreement was amended to increase the maximum amount of funds available under the Columbia Credit Line to $60 million, and the interest rate spread was transitioned from 1-Month LIBOR plus 2.75% to 1-Month SOFR (Secured Overnight Financing Rate) plus 2.80 to comply with the Federal Reserve's request that banks phase out the use of LIBOR. Effective June 8, 2022, the Columbia Loan Agreement was amended to increase the maximum amount of funds available under the Columbia Credit Line to $75,000,000. On June 29, 2023, the Columbia Loan Agreement was decreased from $75 million to $60 million. The decrease in credit limit was requested by the Company

to reduce interest expense. On July 2, 2024, the Columbia Loan Agreement was increased, again at the Company's request, from $80 million to $80 million, and the maturity date was extended to May 5, 2026. In July 2025, the maturity date was further extended to May 5, 2027 and the Columbia Loan Agreement, as well as certain related agreements, were amended and restated to incorporate all still applicable amendments since the original Columbia Loan Agreement. As of March 31, 2026, the interest rate on the Columbia Bank credit facility was 6.4712%.

Portfolio Roll Forward Analysis. The Company makes short-term loans with maturities of 12 months or less. These Portfolio Loan payoffs provide a primary source of cash flow to the Company. To help analyze the velocity of this cash flow the Company performs a monthly loan portfolio roll forward analysis. This analysis evaluates the number of active loans and the principal balance of those loans at the beginning of each month, and the dollar volume of principal advances made, and principal payments received by the Company during each month. With this information, the Company can analyze historical monthly cash flows related to loan portfolio funding and payoffs and calculate the number of days required for the loan portfolio to turn over or to pay off in full, assuming the Company stopped making new loans and the historical principal payment velocity remained constant.

ROLL FORWARD ANALYSIS						
Month	Number of Loans	Principal Beginning Balance	Principal Advances	Principal Payments	Principal Ending Balance	Days to Turnover (1)
Jan-24	298	129,676,027	14,576,027	(14,482,415)	129,769,639	269
Feb-24	287	129,769,639	16,406,172	(19,289,255)	126,886,556	202
Mar-24	285	126,886,556	14,877,587	(14,761,558)	127,002,585	258
Apr-24	283	127,002,585	18,408,905	(25,944,574)	119,466,915	147
May-24	281	119,466,915	18,841,773	(18,203,610)	120,105,079	197
Jun-24	275	120,105,079	12,228,716	(12,540,109)	119,793,686	287
Jul-24	290	119,793,686	22,745,894	(12,328,738)	130,210,842	291
Aug-24	272	130,210,842	14,092,957	(17,988,612)	126,315,187	217
Sep-24	275	126,315,187	20,373,740	(14,645,761)	132,043,166	259
Oct-24	268	132,043,166	13,302,366	(15,044,034)	130,301,497	263
Nov-24	252	130,301,497	12,200,842	(17,440,758)	125,061,582	224
Dec-24	244	125,061,582	18,956,853	(17,906,522)	126,111,912	210
Total		**1,516,632,759**	**197,011,831**	**(200,575,946)**	**Average # Days**	**227**
Jan-25	231	126,111,912	11,934,550	(15,830,926)	122,215,537	239
Feb-25	236	122,215,537	17,479,158	(13,560,445)	126,134,251	270
Mar-25	226	126,134,251	15,597,306	(21,605,457)	120,126,100	175
Apr-25	236	120,126,100	21,992,304	(15,849,730)	126,268,675	227
May-25	244	126,268,675	22,851,857	(21,624,986)	127,495,546	175
Jun-25	250	127,495,546	18,123,743	(13,263,468)	132,355,820	288
Jul-25	258	132,355,820	16,310,477	(16,231,238)	132,435,059	245
Aug-25	259	132,435,059	16,970,055	(12,113,131)	137,291,983	328
Sep-25	252	137,291,983	21,275,696	(23,906,103)	134,661,576	172
Oct-25	261	134,661,576	18,735,168	(19,863,366)	133,533,378	203
Nov-25	268	133,533,378	18,577,401	(15,273,654)	136,837,125	262
Dec-25	269	136,837,125	18,106,435	(22,263,433)	132,680,126	184
Total		**1,555,466,960**	**217,954,150**	**(211,385,936)**	**Average # Days**	**221**
Jan-26	271	132,680,126	19,761,167	(16,439,211)	136,002,082	242
Feb-26	264	136,002,082	18,363,955	(25,120,449)	129,245,588	162
Mar-26	269	129,245,588	31,193,907	(19,308,622)	141,130,873	201
Total		**397,927,796**	**69,319,029**	**(60,868,282)**	**Average # Days**	**196**

(1) Days to turnover is calculated by dividing the monthly beginning principal balance by the monthly principal payments received and then multiplying by 30 days.

During the three months ended March 31, 2026, the principal balance of the Company's loan portfolio ranged from $129.2 million to $136.0 million, and the Company made principal advances of $69.3 million related to new or existing Portfolio Loans and received principal payments of $60.9 million related to Portfolio Loan payoffs. Based on the average monthly principal balance and principal payments received, on average it would take approximately 196 days for the Company's Portfolio Loans to pay off in full, assuming the Company stopped making new loans, and the average volume of principal payments remained constant.

During the three months ended March 31, 2026, principal advances exceeded principal repayments, reflecting an increased level of loan demand.

Asset Quality

Allowances for loan losses. As of March 31, 2026, the Company's allowance for loan losses balance was $2,095,305, or 1.5% of the unpaid principal balance (UPB) of Portfolio Loans. During the quarter ended March 31, 2026, the Company recognized a $83,630 provision-for-loan-losses and $0 charge-off against its allowance for loan losses. See "Delinquent Loans, REO Assets and Rental Properties" below for additional details.

By comparison, during the quarter ended December 31, 2025, the Company's allowance for loan losses balance was $2,011,674, or 1.5% of the unpaid principal balance (UPB) of Portfolio Loans. During the quarter ended December 31, 2025, the Company recognized a $211,035 provision-for-loan-losses and $423,664 charge-off against its allowance for loan losses.

By comparison, during the quarter ended March 31, 2025, the Company's allowance for loan losses balance was $2,059,149, or 1.7% of the unpaid principal balance (UPB) of Portfolio Loans. During the quarter ended March 31, 2025, the Company recognized $75,646 provision-for-loan-losses expense and $0 charge-off against its allowance for loan losses.

The Company expects to accrue a provision for loan losses at a rate of 0% and 1.0% annualized. Factors that affect the accrual rate include loan portfolios size, loan portfolio performance, real estate market conditions, and general economic factors.

As of March 31, 2026, the total amount of loans charged off by the Company since inception (April 2009) totaled $3.8 million or 0.187% of total loans originated ($2.02 billion). See "Provision for Loan Losses" above for additional details.

Delinquent Loans, Real Estate Owned and Rental Properties. The following definitions are used when categorizing the Company's Delinquent, non-performing, Non-Accruing, Impaired and Real Estate Owned assets:

1. ***Delinquent Loan:*** A loan with a monthly payment that is 30 days or more past due.
2. ***Non-Performing Loan:*** A Delinquent Loan that is in the foreclosure process but still accruing interest.
3. ***Non-Accruing Loan:*** A Delinquent Loan that is in the foreclosure process but no longer accruing interest. The accrual of interest on a loan is discontinued when, in management's judgment, the future collectability of principal or interest is in doubt. Loans placed on non-accrual status may or may not be contractually past due at the time of such determination.
4. ***Impaired Loan:*** A Delinquent Loan in which the estimated net proceeds from the disposition of the collateral (from auction sale or otherwise) is insufficient to cover the total principal, unpaid accrued interest and foreclosure fees due. Impaired Loans are measured based on the present value of expected future cash flows, discounted at the loan's effective interest rate, or the fair market value of the collateral if the loan is collateral dependent. Impaired Loans are currently measured at lower of cost or fair value. Impaired Loans are charged to the allowance for loan losses when management believes, after considering economic and business conditions, collection efforts and collateral position that collection of principal is not probable.
5. ***Real Estate Owned ("REO"):*** Real estate that becomes an asset of the Company following a foreclosure sale or through a deed in lieu of foreclosure that is held for sale.
6. ***Rental Properties:*** Real estate that the Company holds for use.

The Company's policy is to categorize a loan as both a Delinquent Loan and Non-Performing Loan and to begin the foreclosure process if the Company has not received payment from the borrower within 30 days of the due date. Industry standard is to categorize a loan as delinquent for the first 90 days and then to categorize the loan as non-performing after 90 days. We believe that our more aggressive policy is appropriate given that our loans have shorter maturities relative to traditional loans. This policy enables the Company to get an earlier start on the foreclosure process should the loan continue to remain delinquent (the time to foreclose on a property can range from 75 to 180 days, or longer if the borrower files bankruptcy or contests the foreclosure judicially). However, this more conservative policy does tend to generate more Non-Performing Loans that are ultimately cured.

When a loan becomes non-performing and the foreclosure process is initiated, accounting rules require the Company to continue to accrue interest monthly on the Non-Performing Loan, if the manager believes in good faith that the net

proceeds from the disposition of the collateral, through foreclosure sale or otherwise, will be sufficient to recover the principal, unpaid accrued interest and foreclosure fees due. In contrast, if the manager, at any time, believes that the net proceeds from the disposition of the collateral may not be sufficient to recover the principal, unpaid accrued interest and foreclosure fees due, then accounting rules require the manager to stop accruing interest on the loan. Only this type of loan will be classified as a Non-Accruing Loan. Finally, if for whatever reason, the net proceeds from the disposition of the collateral are estimated to be insufficient to pay the principal, unpaid accrued interest and foreclosure fees due, then the loan will be classified as an Impaired Loan. Accounting rules require that the shortfall related to an Impaired Loan be booked against the Company's allowance for loan losses.

The following table provides information associated with the Company's Delinquent, Non-Performing, Non-Accruing, Impaired and Charged Off loans:

New Delinquent Loans

During Q1 2026	Unpaid Principal Balance	Unpaid Accrued Interest	Estimated Value	Loan to Value	Accrual Status
Alameda, CA (Oakland)	596,274	13,300	870,000	69%	Non-Accruing
Total	**$ 596,274**	**$ 13,300**	**$ 870,000**		

Paid Off Delinquent Loans

During Q1 2026	Unpaid Principal Balance	Interest Collected	Additional Fees Collected (2)	Loan to Value	Date Paid Off
Sacramento, CA (Sacramento) (1)	305,609	29,009	5,718		1/16/2026
Total	**$ 305,609**	**$ 29,009**	**$ 5,718**		

Delinquent Loans - End of Quarter

As of 3/31/2026	Unpaid Principal Balance	Unpaid Accrued Interest	Estimated Value	Loan to Value	Accrual Status
Riverside, CA (La Quinta)	543,319	28,649	700,000	78%	Non-Accruing
San Joaquin, CA (Stockton)	229,273	13,300	420,000	55%	Accruing
Kern, CA (California City)	153,812	8,780	305,000	50%	Accruing
Alameda, CA (Oakland) (1)	596,093	12,694	870,000	69%	Non-Accruing
Total	**$ 1,522,496**	**$ 63,423**	**$ 2,295,000**		

(1) New delinquent loan.
(2) Additional fees collected are net of additional expenses incurred.

During the quarter ended March 31, 2026, one new loan became delinquent, one Delinquent Loan paid off, and no Delinquent Loans were converted to REO Assets. As of March 31, 2026, the Company had 4 Delinquent Loans (UPB $1,522,496). The Company anticipates collecting full proceeds on these loans.

We will continue to analyze Delinquent Loans as part of our ongoing process to improve our internal policies and procedures.

The following table provides information associated with the Company's Real Estate Owned:

Real Estate Owned Assets

As of 3/31/2026	Cost Basis	REO Expense (during quarter)	REO Source	Acquisition Date	Exit Strategy
Alameda, CA (Oakland)	$ 1,779,229	$ 2,003	Foreclosure	6/1/2018	Rehab and Sell
Total	**$ 1,779,229**	**$ 2,003**			

(1) New real estate owned asset.

During the quarter ended March 31, 2026, no new REO assets were acquired and no REO assets were sold. As of March 31, 2026, the Company had REO asset inventory of $1.8 million (1.3% of total assets) comprised of one property located in Alameda County, California. The property is a single family residential new construction project that is ready for sale, pending the issuance of a public works permit by the City of Oakland. The Company recorded a $423,664 write-down on the property in anticipation of an "as-is" sale following the issuance of the public works permit.

Assets acquired through or in lieu of foreclosure are initially recorded at the lower of cost or fair value less estimated costs to sell, establishing a new cost basis. After foreclosure, valuations are performed at least annually, and the real

estate assets are carried at the lower of cost or fair value less estimated costs to sell. REO asset revenue and expenses from operations and changes in the valuation allowance are included in other non-interest income or expense. Costs related to the development and improvement of REO assets are capitalized.

Portfolio Loan Characteristics

Project Type. As of March 31, 2026, the percentage of unpaid principal balance categorized by project type consisted of 97% Single Family Residential Rehab (259 loans), 2% Single Family Residential New Construction (8 loans), 1% Multi-Family Residential Rehab (1 loans), 1% Multi-Family Residential New Construction (1 loan), 0% Commercial (0 loans), and 0% Land Entitlements (0 loan).

By comparison, as of December 31, 2025, the percentage of unpaid principal balance categorized by project type consisted of 98% Single Family Residential Rehab (264 loans), 1% Single Family Residential New Construction (4 loans), 0% Multi-Family Residential Rehab (0 loans), 1% Multi-Family Residential New Construction (1 loan), 0% Commercial (0 loans), and <1% Land Entitlements (1 loan).

By comparison, as of March 31, 2025, the percentage of unpaid principal balance categorized by project type consisted of 95% Single Family Residential Rehab (219 loans), 4% Single Family Residential New Construction (6 loans), 0% Multi-Family Residential Rehab (0 loans), <1% Multi-Family Residential New Construction (1 loans), 0% Commercial (0 loans), and 0% Land Entitlements (0 loan).

It is important to point out that the Company is not seeking out land entitlement loans. These loans represent phase one of two phase construction projects on either single family or multi-family residential structures.

Geographical Distribution. As of March 31, 2026, the geographic concentration of active Portfolio Loans of 1% or more of the unpaid principal balance in any state was as follows: California 66%, Colorado 3%, North Carolina 1%, Oregon 10%, Texas 2%, Utah 3%, Virginia 1% and Washington 1%.

By comparison, as of December 31, 2025, the geographic concentration of active Portfolio Loans of 1% or more of the unpaid principal balance in any state was as follows: Arizona 1%, California 67%, Colorado 4%, North Carolina 2%, Oregon 9%, Texas 2%, Utah 4%, Virginia 1% and Washington 2%.

By comparison, as of March 31, 2025, the geographic concentration of active Portfolio Loans of 1% or more of the unpaid principal balance in any state was as follows: Arizona 1%, California 74%, Colorado 4%, Florida 3%, North Carolina 1%, Oregon 9%, Texas 3%, Utah 2%, and Washington 3%.

The Company believes that the benefits of geographic diversity outweigh the risks associated with managing a wide geographic distribution of borrowers and real estate collateral. Specifically, the Company evaluates and adjusts its loan program offerings to borrowers in those states that offer better investment returns per unit of risk. Some of the variables evaluated by the Company in making the decision to expand or contract in a specific geographic market include the competitive pricing pressure from competing lenders, availability of borrower projects, the margins on those borrower projects and trends in regional economic activity. In addition, the Company believes that lending in non-judicial foreclosure states is less risky, generally, than lending in judicial foreclosure states because the amount of time and expense required to foreclose nonperforming loans in non-judicial states is less. As of March 31, 2026, December 31, 2025, and March 31, 2025, the percentage of loan portfolio UPB secured by property located in non-judicial states was 100.0%, 100.0% and 96.5%, respectively.

Borrowers. As of March 31, 2026, the portfolio consisted of 269 active loans provided to 163 borrowers. The average number of loans per borrower was 1.7 loans. The largest borrower represented 6.5% of the unpaid principal balance ("UPB") while the top 3 borrowers represented 11.9% of UPB.

By comparison, as of December 31, 2025, the portfolio consisted of 270 active loans provided to 161 borrowers. The average number of loans per borrower was 1.7 loans. The largest borrower represented 9.9% of the unpaid principal balance ("UPB") while the top 3 borrowers represented 16.5% of UPB.

By comparison, as of March 31, 2025, the portfolio consisted of 226 active loans provided to 132 borrowers. The average number of loans per borrower was 1.7 loans. The largest borrower represented 9.2% of the UPB while the top 3 borrowers represented 17.1% of UPB.

Portfolio Age. As of March 31, 2026, the age distribution of the 269 active Portfolio Loans was as follows: 177 loans within 0-6 months (59% of the unpaid principal balance "UPB"), 30 loans within 6-9 months (13% of UPB), 24 loans within 9-12 months (13% of UPB) and 38 loans greater than 12 months (16% of UPB).

By comparison, as of December 31, 2025, the age distribution of the 270 active Portfolio Loans was as follows: 168 loans within 0-6 months (56% of the unpaid principal balance "UPB"), 40 loans within 6-9 months (18% of UPB), 20 loans within 9-12 months (10% of UPB) and 42 loans greater than 12 months (17% of UPB).

By comparison, as of March 31, 2025, the age distribution of the 226 active Portfolio Loans was as follows: 129 loans within 0-6 months (59% of UPB), 34 loans within 6-9 months (16% UPB), 16 loans within 9-12 months (7% of UPB) and 47 loans greater than 12 months (18% of UPB).

Portfolio Turnover. During the quarter ended March 31, 2026, the Company originated 130 new Portfolio Loans and saw 130 Portfolio Loans pay off. In addition, the Company took no deeds in lieu of foreclosure and foreclosed on no loans during the quarter.

By comparison, during the quarter ended December 31, 2025, the Company originated 122 new Portfolio Loans and saw 105 Portfolio Loans pay off. In addition, the Company took no deeds in lieu of foreclosure and foreclosed on no loans during the quarter.

By comparison, during the quarter ended March 31, 2025, the Company originated 88 new Portfolio Loans and saw 106 Portfolio Loans pay off. In addition, the Company took no deeds in lieu of foreclosure, and foreclosed on no loans during the quarter.

As of March 31, 2026, the Company had originated 5,781 loans since inception (April 2009) of which 5,512 had paid off, including 50 loans that had become REO properties through either the foreclosure or deed in lieu process, resulting in a net of 269 active Portfolio Loans.

Loan Size. As of March 31, 2026, the average and median loan sizes were $515,027 and $357,578, up $25,436 and up $4,678 from the average and median loan sizes of $489,591 and $352,900 at December 31, 2025, and down $9,994 and down $2,271 from the average and median loan sizes of $525,021 and $359,849 at March 31, 2025, respectively.

Cautionary Note Regarding Forward Looking Statements

This report includes forward-looking statements within the meaning of the federal securities laws. Forward-looking statements are generally identifiable by the use of words such as "may," "should," "expects," "plans," "believes," "estimates," "predicts," "potential," and other similar words or expressions. Such statements include information concerning our plans, expectations, possible or assumed future results of operations, trends, financial results and business plans, and involve risks and uncertainties that are difficult to predict and subject to change based on various important factors, many of which are beyond our control. These and other important factors could cause actual results to differ materially from those contained in any forward-looking statement. You should not place undue reliance on our forward-looking information and statements. The forward-looking statements included in this report are made as of the date of this report, and we do not intend, and assume no obligation, to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements. All forward-looking statements contained in this report are expressly qualified by these cautionary statements. Statements other than statements of historical fact are forward-looking statements

The historical results described in this report with respect to previous mortgage lending are historical only, and were influenced by available opportunities, diverse market conditions and other factors beyond the control of the Company. Any projections made in this report are based on historical examples and the Company's estimates of future conditions. There is no assurance that lending opportunities experienced in the past will occur in the future, that market conditions will be as favorable to the Company as they have been in the past, or that investors will enjoy returns on their investment comparable to those enjoyed by them or by others with respect to their participation in other investments sponsored by the Manager. The actual results experienced by the Company will differ, and such variation is likely to be material.

About Iron Bridge Mortgage Fund, LLC

Iron Bridge Mortgage Fund, LLC was formed in 2009 as an Oregon limited liability company for the purpose of making loans to real estate investors to finance the ownership, entitlement, development or rehabilitation of residential and commercial real estate throughout the United States. The Company converted from a partnership into a real estate investment trust in 2022. The Company is managed by Iron Bridge Management Group, LLC, an Oregon limited liability company, which is owned and operated by Gerard Stascausky. Gerard Stascausky brings to the Company 15 years of investment banking experience, over 20 years of distressed real estate experience, and over 16 years of private real estate lending experience.

The Company's primary business is to provide commercial purpose loans for the acquisition and rehabilitation of distressed residential and commercial real estate as well as to provide opportunistic financing for real estate development and construction. The Company's primary source of funding is private equity and bank borrowings. The commercial purpose loans extended by the Company are based upon underwriting criteria the Manager has found to be successful in the past.

The Company primarily originates and structures its own loans, with such loans being secured by first lien deeds of trust or mortgages. However, the Company may also take title to properties (either directly or through a wholly owned subsidiary) to facilitate prompt acquisitions from trustees at auction, pre-foreclosure acquisitions from defaulting borrowers, or any other real estate acquisition in which the Company believes taking title to the property is in the best interest of the Company. The wholly owned subsidiary may provide the Company a level of liability protection on owned assets, while preserving the Company's economic interests.

For more information visit our website: www.ironbridgelending.com

IRON BRIDGE MORTGAGE FUND

BALANCE SHEET

	Mar 31, 2024	June 30, 2024	Sep 30, 2024	Dec 31, 2024	Mar 31, 2025	June 30, 2025	Sep 30, 2025	Dec 31, 2025	Mar 31, 2026
Assets									
Cash and cash equivalents	$ 44,554	$ 70,275	$ 12,221	$ 32,609	$ 10,000	$ 10,000	$ 10,000	$ 10,000	$ 10,000
Mortgage interest receivable	1,023,139	940,758	1,093,051	1,049,181	1,028,282	1,087,727	1,127,545	1,155,074	1,146,451
Mortgage loans receivable, net	124,275,286	117,049,221	129,208,337	123,449,068	115,925,245	129,440,366	130,946,386	129,019,782	135,648,328
Loan to subsidiary - TRS	-	-	-	-	1,471,353	91	804,327	980,100	2,588,511
Real estate held for sale	2,181,553	2,181,553	2,649,586	2,514,438	2,111,192	2,123,854	2,123,854	1,745,103	1,779,229
Other assets	-	-	-	-	7,459	10,420	33,114	82,517	10,156
Total assets	$ 127,524,532	$ 120,241,807	$ 132,963,195	$ 127,045,296	$ 120,553,531	$ 132,672,458	$ 135,045,226	$ 132,992,576	$ 141,182,675
Liabilities									
Accounts payable and other accrued liabilities	$ 35,031	$ (1,894)	$ 23,495	$ 158,398	$ 238,155	$ 414,695	$ 203,825	$ 110,153	$ 168,253
Servicer fees payable	330,932	298,451	324,999	324,922	321,793	326,323	224,608	236,224	223,531
Interest payable	304,273	263,465	151,881	165,889	292,510	305,928	333,761	324,288	263,596
Line of credit, net	51,056,658	49,375,429	62,369,977	58,935,981	50,875,667	61,373,522	64,068,458	60,754,756	65,017,622
Deferred interest	1,271,870	908,241	1,331,094	1,150,084	929,326	1,088,164	630,140	629,811	526,288
Total liabilities	52,998,764	50,843,692	64,201,446	60,735,274	52,657,451	63,508,632	65,460,792	62,055,232	66,199,290
Members' equity	$ 74,525,768	$ 69,398,115	$ 68,761,749	$ 66,310,022	$ 67,896,080	$ 69,163,826	$ 69,584,434	$ 70,937,344	$ 74,983,385

Footnotes

The amounts provided in the financial statements through December 31, 2025 represent audited financial statements. The amounts provided in the financial statements for fiscal year 2026 have not been audited. Audited financial statements for the fiscal year 2026 will be available during the first quarter of 2027.

Taxable REIT Subidiary

BALANCE SHEET

	Mar 31, 2025	June 30, 2025	Sep 30, 2025	Dec 31, 2025	Mar 31, 2026
Assets					
Cash and cash equivalents	$ -	$ 29,385	$ 495,517	$ 264,296	$ 34,253
Mortgage interest receivable	2,334	365	6,551	950	841
Mortgage loan receivable, net	1,493,421	-	812,592	980,100	2,607,458
Loan Service Fee Receivable	-	2,165	2,377	4,821	3,568
Total assets	$ 1,495,755	$ 31,915	$ 1,317,037	$ 1,250,167	$ 2,646,120
Liabitities					
Due to Whole Loan Buyer	$ -	$ -	$ 376,301	$ 200,442	$ -
Accounts payable and other accrued liabilities	-	4,000	10,000	162	(18,619)
Interest payable	1,833	325	6,981	815	623
Line of credit, net	1,471,352	89	804,326	980,100	2,588,511
Interest reserve holdbacks	28,110	15,744	70,644	28,759	36,096
Total liabilities	1,501,295	20,158	1,268,252	1,210,278	2,606,611
Equity					
Net Income	(5,540)	27,744	65,529	98,524	15,199
Distributable Dividends to the REIT (4)	-	(15,987)	(16,744)	(58,635)	(15,579)
Retained earnings	-	-	-	-	39,889
Total Liabilities and Equity	$ 1,495,755	$ 31,915	$ 1,317,037	$ 1,250,167	$ 2,646,120

Footnotes

The amounts provided in the financial statements through December 31, 2025 represent audited financial statements. The amounts provided in the financial statements for fiscal year 2026 have not been audited. Audited financial statements for the fiscal year 2026 will be available during the first quarter of 2027.

IRON BRIDGE MORTGAGE FUND

INCOME STATEMENT

	Jan - Mar 24	Apr - Jun 24	Jul - Sep 24	Oct - Dec 24	2024	Jan - Mar 25	Apr - Jun 25	Jul - Sep 25	Oct - Dec 25	2025	Jan - Mar 26
Revenues											
Mortgage interest income	$ 3,682,005	$ 3,591,648	$ 3,712,052	$ 3,885,361	$ 14,871,066	$ 3,683,581	$ 3,919,745	$ 4,129,163	$ 4,283,240	$ 16,015,729	$ 4,098,454
year / year %	28.8%	12.1%	0.8%	1.4%	9.5%	0.0%	9.1%	11.2%	10.2%	7.7%	11.3%
quarter / quarter %	-3.9%	-2.5%	3.4%	4.7%	na	-5.2%	6.4%	5.3%	3.7%	na	-4.3%
Other income	-	-	14,315	80,653	94,968	44,400	14,002	18,404	204,260	281,066	71,149
year / year %	-100.0%	-100.0%	na	na	na	na	na	28.6%	153.3%	196.0%	60.2%
quarter / quarter %	na	na	na	463.4%	na	-44.9%	-68.5%	31.4%	1009.9%	na	-65.2%
Total revenues	3,682,005	3,591,648	3,726,367	3,966,014	14,966,034	3,727,981	3,933,747	4,147,567	4,487,500	16,296,795	4,169,603
year / year %	27.6%	10.4%	1.2%	3.5%	10.2%	1.2%	9.5%	11.3%	13.1%	8.9%	11.8%
quarter / quarter %	-3.9%	-2.5%	3.8%	6.4%	na	-6.0%	5.5%	5.4%	8.2%	na	-7.1%
Operating expenses											
Interest expense	1,036,911	1,020,160	1,169,888	1,102,222	4,329,181	1,015,515	1,063,780	1,199,804	1,169,131	4,448,230	974,583
year / year %	214.6%	75.3%	19.5%	7.5%	43.0%	-2.1%	4.3%	2.6%	6.1%	10.8%	-4.0%
quarter / quarter %	1.2%	-1.6%	14.7%	-5.8%	na	-7.9%	4.8%	12.8%	-2.6%	7.1%	-16.6%
Servicer fees	978,061	929,825	982,191	990,298	3,880,375	935,508	970,509	800,757	700,887	3,407,661	661,322
year / year %	25.8%	9.5%	0.4%	0.7%	8.1%	-4.4%	4.4%	-18.5%	-29.2%	-47.7%	-29.3%
quarter / quarter %	-0.6%	-4.9%	5.6%	0.8%	na	-5.5%	3.7%	-17.5%	-12.5%	-31.8%	-5.6%
Provision for losses on loans	52,757	24,548	26,820	80,142	184,267	75,646	80,213	84,941	211,035	451,835	83,630
year / year %	na	na	-67.1%	0.0%	13.9%	43.4%	226.8%	216.7%	163.3%	650.2%	10.6%
quarter / quarter %	-34.1%	-53.5%	9.3%	198.8%	na	-5.6%	6.0%	5.9%	148.4%	154.8%	-60.4%
Professional fees	126,364	148,587	190,859	210,039	675,849	192,252	113,693	74,339	62,553	442,837	37,117
year / year %	56.3%	94.7%	147.2%	218.4%	125.1%	52.1%	-23.5%	-61.1%	-70.2%	-102.6%	-80.7%
quarter / quarter %	91.6%	17.6%	28.4%	10.0%	na	-8.5%	-40.9%	-34.6%	-15.9%	-99.8%	-40.7%
Real estate owned holding costs	4,279	2,795	6,552	9,319	22,945	6,698	3,804	2,167	1,879	14,548	2,003
year / year %	43.4%	9.3%	128.0%	-62.3%	-30.7%	56.5%	36.1%	-66.9%	-79.8%	-36.6%	-70.1%
quarter / quarter %	-82.7%	-34.7%	134.4%	42.2%	na	-28.1%	-43.2%	-43.0%	-13.3%	na	6.6%
Other	54,468	49,622	-	127,997	232,087	73,997	156,210	40,627	150,389	421,223	77,238
year / year %	-63.9%	-66.8%	-100.0%	-957.8%	67.2%	35.9%	214.8%	na	17.5%	81.5%	4.4%
quarter / quarter %	-465.0%	-8.9%	-100.0%	na	na	-42.2%	111.1%	-74.0%	270.2%	na	-48.6%
Total operating expenses	2,252,840	2,175,537	2,376,310	2,520,017	9,324,704	2,299,616	2,388,209	2,202,635	2,295,874	9,186,334	1,835,893
year / year %	67.9%	31.1%	10.0%	16.4%	28.6%	2.1%	9.8%	-7.3%	-8.9%	-1.5%	-20.2%
quarter / quarter %	4.1%	-3.4%	9.2%	6.0%	na	-8.7%	3.9%	-7.8%	4.2%	na	-20.0%
Operating Margin	38.8%	39.4%	36.2%	36.5%	37.7%	38.3%	39.3%	46.9%	48.8%	43.6%	56.0%
Net income	$ 1,429,165	$ 1,416,111	$ 1,350,057	$ 1,445,997	$ 5,641,330	$ 1,428,365	$ 1,545,538	$ 1,944,932	$ 2,191,626	$ 7,110,461	$ 2,333,710
year / year %	-7.4%	-11.1%	-11.3%	-13.3%	-10.8%	-0.1%	9.1%	44.1%	51.6%	26.0%	63.4%
quarter / quarter %	-14.3%	-0.9%	-4.7%	7.1%	na	-1.2%	8.2%	25.8%	12.7%	na	6.5%
Net Margin	38.8%	39.4%	36.2%	36.5%	37.7%	38.3%	39.3%	46.9%	48.8%	43.6%	56.0%

Footnotes

The amounts provided in the financial statements through December 31, 2025 represent audited financial statements. The amounts provided in the financial statements for fiscal year 2026 have not been audited. Audited financial statements for the fiscal year 2026 will be available during the first quarter of 2027.

Taxable REIT Subidiary

INCOME STATEMENT

	Jan - Mar 25	Apr - Jun 25	Jul - Sep 25	Oct - Dec 25	Jan - Mar 26
Revenues					
Loan servicing income (1)	$ -	$ 5,261	$ 7,438	15,450	14,695
Mortgage interest income (2)	2,334	41,793	54,909	37,883	22,398
Other income	-	771	3,636	2,306	-
Total revenues	2,334	47,825	65,983	55,639	37,093
Operating expenses					
Interest expense (3)	1,833	4,893	8,294	6,755	4,944
Professional fees	5,914	5,306	11,417	9,707	13,058
Other expenses	127	4,342	8,487	6,181	3,892
Total operating expenses	7,874	14,541	28,198	22,643	21,894
Income before income tax	(5,540)	33,284	37,785	32,996	15,199
Distributable Dividends to the REIT (4)	$ -	$ 17,120	$ 23,444	20,473	9,430

Footnotes

(1) Loan servicing income earned for servicing loans sold to institutional investors.

(2) Mortgage interest income earned while loans are held for sale on TRS balance sheet.

(3) Interest expense paid to REIT for intercompany loan used to fund TRS originations.

(4) Distributable dividends paid to REIT from TRS after-tax profits.

The amounts provided in the financial statements through December 31, 2025 represent audited financial statements. The amounts provided in the financial statements for fiscal year 2026 have not been audited. Audited financial statements for the fiscal year 2026 will be available during the first quarter of 2027.

IRON BRIDGE MORTGAGE FUND

AVERAGE BALANCES AND YIELDS

	For the Three Months Ended								
	March 31, 2026			December 31, 2025			March 31, 2025		
	Average Balance (1)	Interest (2)	Average Yield	Average Balance (1)	Interest (2)	Average Yield	Average Balance (1)	Interest (2)	Average Yield
Interest-earning assets									
Bank deposits	$ 10,947	-	-	$ 13,273	-	-	$ 11,528	-	-
Portfolio loans	131,696,661	$ 4,098,454	12.621%	136,776,026	$ 4,283,240	12.424%	124,187,909	$ 3,683,581	12.029%
Average interest-earning assets	131,707,608	4,098,454	12.620%	136,789,299	4,283,240	12.423%	124,199,436	3,683,581	12.028%
Allowance for loan losses	(2,040,072)			(2,250,266)			(2,009,687)		
Non-interest earning assets (3)	1,608,898			1,932,658			1,840,217		
Total Assets	131,276,434			136,471,692			124,029,967		
Interest-bearing liabilities									
Bank Borrowings, Net	57,847,728	974,583	6.833%	65,163,018	1,169,131	7.118%	55,888,182	1,015,515	7.369%
Average interest-bearing liabilities	57,847,728	974,583	6.833%	65,163,018	1,169,131	7.118%	55,888,182	1,015,515	7.369%
Non-interest bearing liabilities (4)	-			544,240			1,023,683		
Shareholders' equity	72,843,121			70,764,434			67,118,102		
Total liabilities and shareholders' equity	$ 130,690,849			$ 136,471,692			$ 124,029,967		
Net interest income		$ 3,123,871			$ 3,114,109			$ 2,668,066	
Net Interest rate spread (5)			5.787%			5.305%			4.659%
Net interest margin (6)			9.619%			9.032%			8.712%
Ratio of interest-earning assets to interest bearing liabilities			2.28			2.10			2.22

IRON BRIDGE MORTGAGE FUND, LLC
PORTFOLIO ANALYTICS

CAPITALIZATION	1Q24	2Q24	3Q24	4Q24	1Q25	2Q25	3Q25	4Q25	1Q26
Total Assets	$ 127,524,532	$ 120,241,807	$ 132,963,195	$ 127,045,296	$ 120,326,294	$ 132,265,655	$ 134,877,274	$ 132,927,282	$ 141,001,567
Bank Borrowings (1)	$ 51,056,658	$ 49,375,429	$ 62,369,977	$ 58,935,981	$ 50,875,667	$ 61,373,522	$ 64,068,458	$ 60,754,756	$ 65,017,622
Equity (Class A, B, C and D)	$ 74,525,768	$ 69,398,115	$ 68,761,749	$ 66,310,022	$ 67,896,080	$ 69,163,826	$ 69,584,434	$ 70,937,344	$ 74,983,385

PORTFOLIO YIELD & INTEREST COVERAGE	1Q24	2Q24	3Q24	4Q24	1Q25	2Q25	3Q25	4Q25	1Q26
Interest Coverage - Bank Borrowings	3.7 X	3.7 X	3.2 X	3.6 X	3.7 X	3.8 X	3.5 X	3.8 X	4.3 X
Cumulative Preferred Return Coverage - Class D Equity	3.0 X	3.1 X	2.7 X	3.1 X	3.2 X	3.3 X	3.1 X	3.4 X	3.8 X
Cumulative Preferred Return Coverage - Class C Equity	2.3 X	2.3 X	2.1 X	2.3 X	2.4 X	2.5 X	2.4 X	2.6 X	2.7 X
Cumulative Preferred Return Coverage - Class B Equity	1.7 X	1.7 X	1.7 X	1.8 X	1.8 X	1.9 X	1.8 X	2.0 X	2.0 X
Average Portfolio Leverage (QTR)	40.1%	41.6%	45.6%	45.7%	45.1%	45.7%	48.5%	47.7%	44.1%
Weighted Average Portfolio Yield (QTR) (2)	11.526%	11.852%	11.568%	12.015%	12.029%	12.338%	12.218%	12.424%	12.621%
Weighted Average Yield - New Originations (QTR) (3)	10.567%	10.612%	11.176%	11.355%	11.280%	11.620%	11.500%	12.260%	11.510%

AVERAGE DAILY BALANCES	1Q24	2Q24	3Q24	4Q24	1Q25	2Q25	3Q25	4Q25	1Q26
Average Portfolio Loans (UPB) (QTR)	$ 128,485,297	$ 121,877,711	$ 127,656,033	$ 128,642,749	$ 124,187,909	$ 127,423,063	$ 134,076,002	$ 136,776,026	$ 131,696,661
Average Cash (QTR)	$ 20,139	$ 11,121	$ 9,207	$ 14,246	$ 11,528	$ 4,393	$ 6,696	$ 13,273	$ 10,947
Average Cash Utilization (QTR) (4)	99.984%	99.991%	99.993%	99.989%	99.991%	99.997%	99.995%	99.990%	99.992%
Average LOC Daily Balance	$ 51,418,131	$ 50,597,683	$ 58,325,262	$ 58,905,624	$ 55,888,182	$ 57,978,185	$ 64,961,430	$ 65,163,018	$ 57,847,728
Avg LOC Utilization	85.7%	84.3%	72.9%	73.6%	69.9%	72.5%	81.2%	81.5%	72.3%

PORTFOLIO TURNOVER	1Q24	2Q24	3Q24	4Q24	1Q25	2Q25	3Q25	4Q25	1Q26
Loans Originated (QTR)	108	110	116	82	88	124	99	122	130
Loans Paid Off (QTR)	118	120	114	112	106	100	97	105	130
New REO Assets / Deeds in Lieu	0	0	2	1	0	0	0	0	0
Portfolio Loans	285	275	275	244	226	250	252	269	269
Total Historical Payoffs	4,625	4,745	4,861	4,974	5,080	5,180	5,277	5,382	5,512
Total Historical Originations, #	4,910	5,020	5,136	5,218	5,306	5,430	5,529	5,651	5,781
Total Historical Originations, $	$ 1,580,299,455	$ 1,629,778,849	$ 1,686,991,440	$ 1,731,451,501	$ 1,776,462,516	$ 1,839,430,419	$ 1,893,986,647	$ 1,949,405,650	$ 2,018,725,324

LOAN SIZE (UPB)	1Q24	2Q24	3Q24	4Q24	1Q25	2Q25	3Q25	4Q25	1Q26
Portfolio Loans (UPB)	$ 127,002,585	$ 119,793,686	$ 132,043,166	$ 126,111,912	$ 118,654,747	$ 132,355,729	$ 133,857,249	$ 131,700,026	$ 138,542,362
Average Loan Size	$ 445,623	$ 435,613	$ 480,157	$ 516,852	$ 525,021	$ 529,423	$ 531,180	$ 489,591	$ 515,027
Median Loan Size	$ 306,526	$ 308,049	$ 347,000	$ 352,521	$ 359,849	$ 373,731	$ 380,353	$ 352,900	$ 357,578
TTM Average Loan Size	$ 432,475	$ 436,809	$ 450,243	$ 469,561	$ 489,411	$ 512,863	$ 525,619	$ 518,804	$ 516,305
$0-$100,000	28	26	11	11	8	7	6	9	14
$100,001-$200,000	58	58	47	42	34	34	34	37	32
$200,001-$300,000	50	49	59	45	40	53	48	61	52
$300,001-$500,000	63	60	63	62	64	62	70	79	82
$500,001-$1,000,000	59	56	61	48	48	63	58	53	54
$1,000,000-$1,500,000	21	21	28	27	23	21	29	23	24
$1,500,000-$2,000,000	4	5	6	7	7	9	7	7	7
$2,000,000-$2,500,000	1	0	0	2	2	1	0	0	4
$2,500,000-$3,000,000	1	0	0	0	0	0	0	0	0
$3,000,000+	0	0	0	0	0	0	0	0	0

(1) Bank Borrowings are net of line of credit origination fees.
(2) Weighted Average Portfolio Yield equals the gross income earned on portfolio loans divided by the average unpaid principal balance (UPB).
(3) Weighted Average Yield - New Originations is based on the estimated yield of each loan and assumes the loans are paid off at maturity.
(4) Average Cash Utilization is calculated using the average daily cash balance and average daily loan portfolio UPB.

Notes: All values shown are as of period end unless designated as during the quarter "(QTR)". "(UPB)" is the aggregate unpaid principal balance.

LOAN PERFORMANCE	1Q24	2Q24	3Q24	4Q24	1Q25	2Q25	3Q25	4Q25	1Q26
Performing Loans	282	269	267	241	223	248	250	265	265
New Delinquent Loans	0	4	6	2	0	0	1	3	1
Resolved Delinquent Loans	0	1	4	7	0	1	1	1	1
Total Delinquent Loans	3	6	8	3	3	2	2	4	4
Total Historical Delinquent Loans	162	166	172	174	174	174	175	178	179
Performing Loans (UPB)	$ 126,178,771	$ 118,028,415	$ 127,478,220	$ 125,137,885	$ 117,679,876	$ 131,497,785	$ 133,202,299	$ 130,468,629	$ 137,019,372
Total Delinquent (UPB)	$ 823,814	$ 1,765,271	$ 4,564,946	$ 974,027	$ 974,871	$ 857,944	$ 654,951	$ 1,231,397	$ 1,522,989
Non-Performing Loans (UPB)	$ -	$ 1,311,757	$ 4,110,921	$ 846,625	$ 494,582	$ -	$ 112,373	$ 688,079	$ 383,084
Non-Accruing Loans (UPB)	$ 823,814	$ 453,514	$ 454,025	$ 127,405	$ 480,289	$ 857,944	$ 542,578	$ 543,316	$ 1,139,905
Provision for Loan Losses (QTR)	$ 52,757	$ 24,548	$ 26,820	$ 80,142	$ 75,646	$ 80,213	$ 84,941	$ 211,035	$ 83,630
Loan Charge Offs (QTR)	$ -	$ -	$ -	$ (167,034)	$ -	$ -	$ -	$ (423,664)	$ -
Allowance for loan losses	$ 2,019,026	$ 2,043,574	$ 2,070,394	$ 1,983,502	$ 2,059,149	$ 2,139,362	$ 2,224,303	$ 2,011,674	$ 2,095,305
% UPB	1.6%	1.7%	1.6%	1.6%	1.7%	1.6%	1.7%	1.5%	1.5%
Total Historical Charge Offs vs Total Originations	0.201%	0.195%	0.188%	0.193%	0.188%	0.182%	0.177%	0.187%	0.187%
Delinquent Loan Detail									
Total Non-Performing Loans	0	4	6	2	1	0	1	3	2
Total Non-Accruing Loans	3	2	2	1	2	2	1	1	2
Total Impaired Loans	0	0	0	0	0	0	0	0	0
% of Total (# of Loans)									
Performing	98.9%	97.8%	97.1%	98.8%	98.7%	99.2%	99.2%	98.5%	98.5%
Total Delinquent	1.1%	2.2%	2.9%	1.2%	1.3%	0.8%	0.8%	1.5%	1.5%
Non-Performing	0.0%	1.5%	2.2%	0.8%	0.4%	0.0%	0.4%	1.1%	0.7%
Non Accruing	1.1%	0.7%	0.7%	0.4%	0.9%	0.8%	0.4%	0.4%	0.7%
% of Total UPB									
Performing	99.4%	98.5%	96.5%	99.2%	99.2%	99.4%	99.5%	99.1%	98.9%
Total Delinquent	0.6%	1.5%	3.5%	0.8%	0.8%	0.6%	0.5%	0.9%	1.1%
Non-Performing	0.0%	1.1%	3.1%	0.7%	0.4%	0.0%	0.1%	0.5%	0.3%
Non Accruing	0.6%	0.4%	0.3%	0.1%	0.4%	0.6%	0.4%	0.4%	0.8%
% of Total Asset									
Performing	98.9%	98.2%	95.9%	98.5%	97.8%	99.4%	98.8%	98.2%	97.2%
Total Delinquent	0.6%	1.5%	3.4%	0.8%	0.8%	0.6%	0.5%	0.9%	1.1%
Non-Performing	0.0%	1.1%	3.1%	0.7%	0.4%	0.0%	0.1%	0.5%	0.3%
Non Accruing	0.6%	0.4%	0.3%	0.1%	0.4%	0.6%	0.4%	0.4%	0.8%

REO ASSETS	1Q24	2Q24	3Q24	4Q24	1Q25	2Q25	3Q25	4Q25	1Q26
New REO Assets (QTR)	0	0	2	1	0	0	0	0	0
Sold REO Assets (QTR)	0	0	1	1	1	0	0	0	0
REO Assets Converted to Rental Properties	0	0	0	0	0	0	0	0	0
Total REO Assets (#)	1	1	2	2	1	1	1	1	1
Total REO Assets ($)	$ 2,181,553	$ 2,181,553	$ 2,649,586	$ 2,514,438	$ 2,111,192	$ 2,123,854	$ 2,123,854	$ 1,745,103	$ 1,779,229
% of Total Assets	1.7%	1.8%	2.0%	2.0%	1.8%	1.6%	1.6%	1.3%	1.3%
Total Historical REO Properties	46	46	48	50	50	50	50	50	50
Historical Foreclosures Reverted to Lender	33	33	35	36	36	36	36	36	36
Historical Deeds-in-Lieu of Foreclosure	13	13	13	14	14	14	14	14	14

Notes: All values shown are as of period end unless designated as during the quarter "(QTR)". "(UPB)" is the aggregate unpaid principal balance.

PORTFOLIO AGE	1Q24	2Q24	3Q24	4Q24	1Q25	2Q25	3Q25	4Q25	1Q26
# of Loans									
00-06 months	167	165	174	150	129	168	162	168	177
06-09 months	44	33	29	30	34	21	33	40	30
09-12 months	29	29	22	20	16	18	10	20	24
12+ months	45	48	50	44	47	43	47	41	38
% of Total (# of Loans)									
00-06 months	59%	60%	63%	61%	57%	67%	64%	62%	66%
06-09 months	15%	12%	11%	12%	15%	8%	13%	15%	11%
09-12 months	10%	11%	8%	8%	7%	7%	4%	7%	9%
12+ months	16%	17%	18%	18%	21%	17%	19%	15%	14%
Unpaid Principal Balance									
00-06 months	$ 68,229,833	$ 68,520,807	$ 79,737,531	$ 78,048,379	$ 69,683,319	$ 84,607,315	$ 81,819,413	$ 73,703,406	$ 80,706,298
06-09 months	$ 20,774,125	$ 16,531,426	$ 16,189,814	$ 14,815,341	$ 20,013,646	$ 16,512,513	$ 19,949,041	$ 24,153,394	$ 17,820,834
09-12 months	$ 17,882,466	$ 12,692,625	$ 11,834,740	$ 11,437,177	$ 8,119,224	$ 10,911,845	$ 7,699,209	$ 12,083,487	$ 17,936,368
12+ months	$ 20,116,161	$ 22,048,828	$ 24,281,081	$ 21,811,015	$ 20,838,559	$ 20,324,057	$ 24,389,587	$ 21,759,739	$ 22,078,862
% of Total (UPB)									
00-06 months	54%	58%	63%	62%	59%	64%	61%	56%	59%
06-09 months	16%	14%	13%	12%	16%	13%	15%	19%	13%
09-12 months	14%	11%	9%	9%	7%	8%	6%	9%	13%
12+ months	16%	19%	19%	17%	18%	15%	18%	17%	16%

PORTFOLIO LTV	1Q24	2Q24	3Q24	4Q24	1Q25	2Q25	3Q25	4Q25	1Q26
Active Loans (UPB)									
Unpaid Principal Balance (UPB)	$ 127,002,585	$ 119,793,686	$ 132,043,166	$ 126,111,912	$ 118,654,747	$ 132,355,729	$ 133,857,249	$ 131,700,026	$ 138,542,362
Undisbursed Construction Loan Balance (5)	$ 9,728,826	$ 8,389,536	$ 6,682,821	$ 6,134,391	$ 6,773,058	$ 6,300,465	$ 5,611,836	$ 10,218,785	$ 11,970,435
Est. After Repair Value ($)	$ 211,932,000	$ 204,774,000	$ 216,527,000	$ 207,339,000	$ 198,285,000	$ 217,507,700	$ 218,616,000	$ 221,177,000	$ 239,507,000
Loan-to-Value (Fully Funded) (6)	65%	63%	64%	64%	63%	64%	64%	64%	63%
Paid Off Loans (UPB) (QTR)									
Unpaid Principal Balance (UPB)	$ 48,393,119	$ 53,067,387	$ 44,522,885	$ 49,961,385	$ 50,485,302	$ 48,860,469	$ 48,573,581	$ 54,601,640	$ 59,195,474
Average Loan Size (UPB)	$ 410,111	$ 442,228	$ 390,552	$ 446,084	$ 476,276	$ 488,605	$ 500,759	$ 520,016	$ 455,350
Average Loan Size (UPB , Trailing 12 Months)	$ 414,490	$ 423,209	$ 409,903	$ 422,244	$ 438,785	$ 450,379	$ 477,931	$ 496,414	$ 491,182
Properties Sold - Retail (QTR) (7)									
Unpaid Principal Balance (UPB)	$ 39,547,792	$ 43,421,442	$ 35,966,714	$ 42,386,500	$ 45,454,102	$ 41,405,100	$ 40,588,600	$ 43,700,600	$ 47,190,200
Original "After Repair" Loan to Value	66%	66%	65%	65%	66%	66%	66%	66%	67%
Actual Sale Price	$ 65,787,980	$ 72,964,314	$ 58,673,841	$ 69,212,563	$ 72,671,200	$ 66,289,706	$ 62,641,499	$ 66,701,549	$ 73,449,624
Actual Loan-to-Sales Price (LTV)	60%	60%	61%	61%	63%	62%	65%	66%	64%
Properties Sold (# of Loans)	87	90	81	84	86	77	77	82	101
Refinanced Loans & Wholesaled Properties (QTR) (7)									
Unpaid Principal Balance (UPB)	$ 8,845,327	$ 9,645,945	$ 8,105,671	$ 7,710,410	$ 5,031,200	$ 7,716,100	$ 8,241,373	$ 11,324,600	$ 12,534,707
Loans Refinanced & Wholesaled (# of Loans)	31	30	33	28	20	23	20	23	29

BORROWER CONCENTRATION	1Q24	2Q24	3Q24	4Q24	1Q25	2Q25	3Q25	4Q25	1Q26
Portfolio Borrowers	147	139	136	128	132	144	150	161	163
Avg. Loans / Borrower	1.9	2.0	2.0	1.9	1.7	1.7	1.7	1.7	1.7
Avg. % of Portfolio UPB per Borrower	0.7%	0.7%	0.7%	0.8%	0.8%	0.7%	0.7%	0.6%	0.6%
Top Borrower (% of UPB)	8.0%	8.5%	9.9%	8.2%	9.2%	8.5%	8.9%	9.9%	6.5%
Top 3 Borrowers (% of UPB)	14.9%	16.6%	16.4%	17.3%	17.1%	17.2%	15.7%	16.5%	11.9%

(5) Undisbursed Construction Loan Balance is comprised of construction funds that have been approved but not yet dispersed.
(6) Estimated Loan-to-Value assumes all loans are fully funded and improvements to real estate have been completed. Value is based on After Repair Value (ARV).
(7) Properties sold wholesale or refinanced are excluded from "Properties Sold - Retail" LTV analysis due to lack of market based pricing data.

Notes: All values shown are as of period end unless designated as during the quarter "(QTR)". "(UPB)" is the aggregate unpaid principal balance.

PROJECT TYPE	1Q24	2Q24	3Q24	4Q24	1Q25	2Q25	3Q25	4Q25	1Q26
# of Loans									
SFR - Rehab	265	257	262	234	219	247	249	263	259
SFR - New Construction	18	17	13	10	6	2	2	4	8
MFR - Rehab (8)	1	0	0	0	0	0	0	0	1
MFR - New Construction	0	0	0	0	1	1	1	1	1
Commercial	0	0	0	0	0	0	0	0	0
Land Entitlements	1	1	0	0	0	0	0	1	0
% of UPB									
SFR - Rehab	91%	91%	92%	93%	95%	98%	98%	98%	97%
SFR - New Construction	9%	9%	8%	7%	4%	1%	1%	1%	2%
MFR - Rehab (8)	<1%	0%	0%	0%	0%	0%	0%	0%	1%
MFR - New Construction	0%	0%	0%	0%	<1%	<1%	<1%	1%	1%
Commerical	0%	0%	0%	0%	0%	0%	0%	0%	0%
Land Entitlements	<1%	<1%	0%	0%	0%	0%	0%	<1%	0%

COLLATERAL GEOGRAPHY	1Q24	2Q24	3Q24	4Q24	1Q25	2Q25	3Q25	4Q25	1Q26
ARIZONA									
# of Active Loans (EOQ)	6	6	5	4	4	2	4	2	2
% of Total UPB	1%	2%	1%	1%	1%	<1%	1%	1%	<1%
# of Paid Off Loans (QTR)	3	—	2	1	—	2	—	2	1
% of Paid Off UPB	2%	—	1%	<1%	—	1%	—	1%	1%
CALIFORNIA									
# of Active Loans	133	125	150	143	138	163	154	157	169
% of Total UPB	66%	63%	67%	72%	74%	75%	71%	67%	66%
# of Paid Off Loans (QTR)	45	54	44	53	57	54	60	61	68
% of Paid Off UPB	54%	69%	61%	64%	66%	67%	79%	70%	65%
COLORADO									
# of Active Loans	13	13	12	9	4	5	9	9	8
% of Total UPB	8%	8%	8%	7%	4%	4%	5%	4%	3%
# of Paid Off Loans (QTR)	4	4	3	5	7	1	—	3	5
% of Paid Off UPB	5%	6%	3%	6%	12%	2%	—	5%	4%
D.C - Washington									
# of Active Loans	—	—	—	—	—	—	1	1	1
% of Total UPB	—	—	—	—	—	—	<1%	<1%	<1%
# of Paid Off Loans (QTR)	1	—	—	—	—	—	—	—	—
% of Paid Off UPB	<1%	—	—	—	—	—	—	—	—
FLORIDA									
# of Active Loans	6	8	8	10	8	4	1	—	—
% of Total UPB	2%	2%	3%	3%	3%	<1%	<1%	—	—
# of Paid Off Loans (QTR)	1	2	2	1	3	4	3	1	—
% of Paid Off UPB	<1%	<1%	1%	<1%	1%	5%	2%	1%	—
GEORGIA									
# of Active Loans	2	4	4	2	1	1	1	—	2
% of Total UPB	<1%	1%	1%	<1%	<1%	<1%	<1%	—	<1%
# of Paid Off Loans (QTR)	2	1	—	2	1	1	—	1	—
% of Paid Off UPB	<1%	<1%	—	<1%	1%	<1%	—	<1%	—
INDIANA									
# of Active Loans	—	—	—	—	—	—	—	—	—
% of Total UPB	—	—	—	—	—	—	—	—	—
# of Paid Off Loans (QTR)	—	—	—	—	—	—	—	—	—
% of Paid Off UPB	—	—	—	—	—	—	—	—	—
MARYLAND									
# of Active Loans (EOQ)	12	14	7	2	2	1	—	—	1
% of Total UPB	2%	2%	1%	<1%	<1%	<1%	—	—	<1%
# of Paid Off Loans (QTR)	4	—	8	6	—	2	1	—	—
% of Paid Off UPB	2%	—	4%	3%	—	<1%	<1%	—	—

(8) Multi family residential is defined as consisting of 5 or more residential units.

Notes: All values shown are as of period end unless designated as during the quarter "(QTR)". "(UPB)" is the aggregate unpaid principal balance.

COLLATERAL GEOGRAPHY	1Q24	2Q24	3Q24	4Q24	1Q25	2Q25	3Q25	4Q25	1Q26
MISSOURI									
# of Active Loans	26	22	8	1	1	1	1	1	1
% of Total UPB	2%	2%	1%	<1%	<1%	<1%	<1%	<1%	<1%
# of Paid Off Loans (QTR)	4	13	14	7	—	—	—	—	—
% of Paid Off UPB	1%	3%	3%	1%	—	—	—	—	—
NORTH CAROLINA									
# of Active Loans	15	14	16	16	8	14	11	15	13
% of Total UPB	2%	2%	2%	2%	1%	2%	2%	2%	1%
# of Paid Off Loans (QTR)	10	11	12	9	15	5	11	6	11
% of Paid Off UPB	3%	3%	3%	3%	4%	1%	3%	1%	3%
OREGON									
# of Active Loans	31	26	25	20	26	30	28	32	31
% of Total UPB	9%	9%	7%	6%	9%	9%	9%	9%	10%
# of Paid Off Loans (QTR)	17	9	12	9	5	11	8	10	12
% of Paid Off UPB	17%	7%	12%	9%	4%	11%	8%	7%	9%
SOUTH CAROLINA									
# of Active Loans	—	—	—	—	—	1	—	1	1
% of Total UPB	—	—	—	—	—	<1%	—	<1%	<1%
# of Paid Off Loans (QTR)	—	—	—	—	—	—	1	—	—
% of Paid Off UPB	—	—	—	—	—	—	<1%	—	—
TENNESSEE									
# of Active Loans	—	—	—	—	—	—	—	—	2
% of Total UPB	—	—	—	—	—	—	—	—	<1%
# of Paid Off Loans (QTR)	1	—	—	—	—	—	—	—	—
% of Paid Off UPB	<1%	—	—	—	—	—	—	—	—
TEXAS									
# of Active Loans	18	19	17	18	17	11	14	17	13
% of Total UPB	3%	4%	3%	4%	3%	2%	2%	2%	2%
# of Paid Off Loans (QTR)	9	8	6	4	6	8	4	6	11
% of Paid Off UPB	4%	3%	3%	2%	3%	4%	2%	2%	7%
UTAH									
# of Active Loans	9	10	11	10	7	9	15	20	15
% of Total UPB	2%	2%	3%	3%	2%	2%	3%	4%	3%
# of Paid Off Loans (QTR)	5	8	5	8	6	6	7	7	13
% of Paid Off UPB	3%	4%	3%	5%	4%	4%	4%	4%	6%
VIRGINA									
# of Active Loans	6	5	3	2	3	1	3	5	6
% of Total UPB	<1%	<1%	<1%	<1%	<1%	<1%	<1%	1%	1%
# of Paid Off Loans (QTR)	3	3	3	2	1	2	—	2	3
% of Paid Off UPB	1%	<1%	1%	<1%	<1%	1%	—	1%	2%
WASHINGTON									
# of Active Loans	8	9	9	7	7	7	10	9	4
% of Total UPB	2%	4%	3%	3%	3%	3%	4%	2%	1%
# of Paid Off Loans (QTR)	9	7	3	5	5	4	2	6	6
% of Paid Off UPB	8%	4%	4%	5%	5%	3%	1%	7%	5%

Notes: All values shown are as of period end unless designated as during the quarter "(QTR)". "(UPB)" is the aggregate unpaid principal balance.